American Greetings Investor Presentation July 18, 2013 Exhibit (a) (9)

1. Transaction Summary 2. Strategic Rationale 3. Process 4. Valuation Topics 1

1. Transaction Summary 2. Strategic Rationale 3. Process 4. Valuation 2 X X X X X X

Transaction Summary
Merger Price:

Offer Premium:
Shareholder Meeting:
Required Vote:
On April 1, 2013, American Greetings Corporation announced that it had signed a definitive agreement under which the Weiss Family would acquire the Company for $18.20 in cash. On July 3,
2013, AG announced that it had signed an amendment to the merger agreement providing for an increased per share price of $19.00 in cash
Funding:
• $19.00 per share in cash for all shares not owned by the Family and related entities
• In addition, a regular quarterly dividend of $0.15 paid in July 2013
• 32.5% to the 9/25/12 stock price (unaffected closing price prior to the Family’s initial offer); 33.1% to the average stock price for 45-days prior to initial offer
• 18.0% to the 3/28/13 stock price (last trading day prior to the public announcement of a definitive merger agreement)
• 26.5% to the LTM EBITDA multiple over average LTM EBITDA at 9/25/12
• 4.4% to the $18.20 price per share under the original merger agreement
• Transaction financed through:
– Contributions of American Greetings shares owned by the Family
– ~$240 million non-voting preferred stock investment from Koch AG Investment
– $600 million in committed debt financing ($350 million funded term loan and
$250 million partially funded revolving credit facility)
• August 7, 2013
• Affirmative vote of holders of a majority of the common stock not held by the
Family and related entities or any director or executive officer (“Majority of the
Minority”)

1. Transaction Summary 2. Strategic Rationale 3. Process 4. Valuation 4 * * * * *

Strategic Rationale
Executive Summary
• American Greetings is at an inflection point
– Paper greeting cards and gift packaging constitute ~88% of our business, and the market is shrinking—we are experiencing persistent year-over-year declines in sales of the core greeting card business, due to combination of a number of factors, including:
• A shrinking base of card and gift shops
• Increasing distribution through the value channel
• The effects of the explosion of social media
– Opportunities in the electronic social expressions channel of distribution exist, but require substantial investment and entail significant execution risk
– Substantial required deferred maintenance spending on IT systems and new or substantially rehabilitated headquarters
– Company requires capital investment at roughly 3x normal levels over next three years
– Transaction transfers all business risk to the Family; gives public shareholders certainty of cash at a significant premium

Strategic Rationale
Executive Summary (cont’d)
• The Company’s stock has consistently underperformed in trading markets
– Strategy of returning cash to shareholders (over $1 billion to Class A public shareholders through dividends and repurchases since FY2005) has not been successful in driving share price performance
– The following are likely contributing to weak stock performance: core market shrinking, revenue growth challenges, margin pressures, complex changes in portfolio of businesses, lack of comparable companies, virtually no analyst coverage and necessary investments
– Many investors are under pressure to produce short-term and intermediate returns, especially in today’s low-yield environment, making it difficult to hold shares through business transformations, and creating further downward pressure on share price
– During this period, share prices will likely be put under pressure
– Transformational expenses will detract from AG’s results of operations
• The Family has controlled AG for over 100 years, and wants to do what is best for AG while being fair to public shareholders—the Family does not think the required transformation can realistically be achieved as a public company

• If  the transaction is voted down, the capital that must be redeployed into the business for the foreseeable future will not be available to shareholders

• American Greetings engages in the design, manufacture and sale of greeting cards and other social expression products in the United States and internationally
• Segments include:
– North American Social Expression Products (includes Cardstore.com)
– International Social Expression Products
– Interactive or internet brands (e.g., AmericanGreetings.com, BlueMountain.com,
egreetings.com)
– UK Retail (Clintons)
– Other, including in-store display fixture business and licensing of intellectual properties (e.g., Care Bears and Strawberry Shortcake)
• The Company distributes its greeting card products through mass merchandisers, dollar stores, chain drug stores, supermarkets, card and gift shops
Business Overview

FY2013 Revenue Breakout by Segment / Product Category
74% of FY2013
Revenue came from
Core Paper Greeting
Card sales

2.6
2.5
2.5
2.4
2.3
2.3
2.0
2.2
2.4
2.6
2.8
3.0
CY07 CY08 CY09 CY10 CY11 CY12
6.2
6.1
6.0
6.0
5.9
5.9
5.7
5.8
5.9
6.0
6.1
6.2
6.3
CY07 CY08 CY09 CY10 CY11 CY12
Greeting Cards Industry Faces Persistent,
Accelerating Decline
• Mature greeting cards industry experiencing long-term and accelerating unit decline (2%-4%
decline / year since CY 2007)
– Pace of decline meaningfully accelerated in 2011 and 2012, despite improved economy
– Most lucrative “heavy user” customer base saw declining volume in 2012 (-1.5%)
• Social media, including Facebook and other e-greeting technologies, have exerted competitive pressure on American Greetings and the industry overall
• While price increases have softened the revenue impact, sustainability is uncertain given absolute prices, emergence of mass retailers/dollar stores and increasing electronic pressures

Source: IRI scan data, AG proprietary consumer surveys, management estimates.
Units Dollars
U.S. Greeting Card Industry Units and Dollar Sales Trends
Billions
CY07-CY12 CAGR: (2.6%)
Billions
CY07-CY12 CAGR: (0.8%)

Declining Industry Trends
• Consumer purchases driven more by selection and convenience than by brand
– Adult participation in social networking and media has grown to ~52% in 2012 from
~11% in 2006
• Retailer consolidation increases retailer purchasing power
• Channel shift Mass retailers and dollar stores growing share as card and gift shops
(specialty retail) decline
– More volume sold at lower price points and lower margins
• Electronic channels of social expression have emerged as potentially major disruptors to our core industry

Source: IRI scan data, AG proprietary consumer surveys, management estimates.
(a) Does not include e-cards
Card Category History and Projections by Channel
Units Dollars

Stock Price Performance

Source: Capital IQ as of 7/2/13.
(a) Represents closing price as of 9/25/12, unaffected for announcement of Initial Offer, which was made after the market close.
•
In the two years prior to the initial Family offer, AG’s stock price was down 30% despite having returned over $180 million of capital to shareholders in that period
– In the same period, the S&P 400 Consumer Discretionary Index was up 40%
– Correlation between AG’s stock price and the broader market has been very low over both short-
and long-term periods

Avg. Daily Trading Vol. (000s) 535.8
Average Price: $15.06
Total Volume (Shares mm)
60
50
40
30
20
10
0
36%
25%
21%
15%
1%
0%
1%
1%
Below $14.50
$14.50 - $15.49
$15.50 - $16.49
$16.50 - $17.49
$17.50 - $17.99
$18.00 - $18.49
$18.50 - $18.99
$19.00 And Above

Avg. Daily Trading Vol. (000s) 475.3
Average Price: $14.43
Total Volume (Shares mm)
30
25
20
15
10
5
0
43%
35%
22%
0%
0%
0%
0%
0%
Below $14.50
$14.50 - $15.49
$15.50 - $16.49
$16.50 - $17.49
$17.50 - $17.99
$18.00 - $18.49
$18.50 - $18.99
$19.00 And Above

Avg. Daily Trading Vol. (000s) 328.0
Average Price: $15.08
Total Volume (Shares mm)
4
3
2
1
0
28%
41%
30%
0%
0%
0%
0%
0%
Below $14.50
$14.50 - $15.49
$15.50 - $16.49
$16.50 - $17.49
$17.50 - $17.99
$18.00 - $18.49
$18.50 - $18.99
$19.00 And Above

Avg. Daily Trading Vol. (000s) 443.9
Average Price: $17.26
Total # of Shares Traded (mm) 84.8
% of Total Shares 250.1%
% of Public Float 278.8%
Total Volume (Shares mm)
45
40
35
30
25
20
15
10
5
0
32%
18%
0%
49%
0%
1%
Below 17.00
$17.00- $17.49
$17.50- $17.99
$18.00- $18.49
$18.50- $18.99
$19.00 And Above

Trading Ranges Nearly Always Below Final Offer

30-Days Between 9/25 Initial Proposal and 7/2 (191 Days)
180-Days 1-Year
Source: Capital IQ as of 7/2/13.
• 99% of shares traded over the one-year period prior to the Family’s initial proposal traded below $19.00
• 100% of shares traded below $16.50 in the six months prior to the initial proposal
(Period ending September 25, 2012, except where noted)

$60
$50
$40
$30
$20
$10
$0
15-yr price CAGR = (5.7%)
(58.1%)
$14.34
Sep-97
Sep-00
Sep-03
Sep-06
Sep-09
Sep-12

$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
(82.2%)
Sep-97
Sep-00
Sep-03
Sep-06
Sep-09
Sep-12

American Greetings 15-Year Stock Price Chart Marked Decline in Equity Value American Greetings 15-Year Total Shareholders' Equity Value History Source: Capital IQ. 12

Lackluster Stock Price Performance Despite
Major Return of Capital to Shareholders
• Since FY2005, AG has returned over $1 billion of capital to Class A public shareholders through share repurchases and dividends
– Despite major share repurchases and dividends, AG’s unaffected stock price has declined
38% since 2005 and 82% since 1997; the Company’s strategy of returning significant capital to shareholders has not been successful
Deployment of Capital to Class A Shareholders ($ in millions)

Source: Company’s public filings.  Class A dividends calculated by applying ratio of average Class A shares outstanding to average Class B shares outstanding in each fiscal year to total dividends paid in such year.

2007
KeyBanc Capital Markets
J.P.Morgan
Stanford Group
3
2008
J.P.Morgan
Stanford Group
GAMCO Investors, Inc.
3
2009
SOLEIL SECURITIES
J.P.Morgan
GAMCO Investors, Inc.
3
2010
SOLEIL SECURITIES
Sidoti & Company, LLC
GAMCO Investors, Inc.
3
2011
SOLEIL SECURITIES / NORTHCOAST RESEARCH
Sidoti & Company, LLC
2
2012
NORTHCOAST RESEARCH
1
2013
NORTHCOAST RESEARCH
1
Present
NORTHCOAST RESEARCH
1

Shares Outstanding (millions)
ADTV (thousands)
754.3
60.8
61.7
561.8
63.7
599.2
62.7
508.5
595.3
54.9
596.6
51.1
561.5
44.5
607.5
37.0
36.8
350.9
420.0
37.2
465.7
32.7
FY 2003
FY 2004
FY 2005
FY 2006
FY 2007
FY 2008
FY 2009
FY 2010
FY 2011
FY 2012
LTM 2Q13
Shares Outstanding
Units Traded

Limited Benefit to Being Public
Source: Bloomberg, Capital IQ, ThomsonOne
(a) ADTV calculated as averaged trading volume over 30 consecutive trading days
– Lack of comparable public companies
discourages investment in equity research and
investor education
– Largest competitor (Hallmark Cards) is privately
owned
– Social expressions is an adjacent market to
consumer goods, limiting interest from institutions
focused on the consumer goods markets
• Many of the standard benefits enjoyed by public
companies do not exist for American Greetings
– Limited institutional support – only one equity coverage
analyst
– Industry fundamentals do not support future equity
research coverage or institutional investment
– Average daily trading volume and declining public share
float further hinder liquidity and appetite for public
investment
– On average over the six months prior to the Family’s
initial offer, short interest accounted for 40% of AG’s
share float – investors have recognized that our core
market is shrinking

Shares Outstanding and Average Daily Trading Volume ("ADTV") (a) Industry Fundamentals
Limited Institutional Support – AG Equity Coverage Analysts

American Greetings is at a Significant Competitive
Disadvantage as Long as it is Publicly Traded
• American Greetings’ largest competitor is privately held and able to invest and re-
invest in its business without the pressure to produce period-over-period revenue, earnings and cash flow growth
– Expanding business with retail customers can require significant upfront expenses before revenue and profit are generated, thereby putting substantial pressure on short-term results and causing earnings volatility
– American Greetings recently developed a significant new customer relationship with a national retailer; however, assuming a contract is signed, the relationship would require substantial investment in the early years and has a negative NPV over the first five years
– After American Greetings publicly reports strong operating results, commercial negotiations become more difficult as retail customers push contract terms
– As a private company, American Greetings will be subject to less commercial negotiating stress, and be better able to optimize its retail partner negotiations much like its largest competitor

Industry Challenges and Necessary Redirection of
Capital Increase Downside Risks for Public Holders
• Persistent decline in the core paper greeting cards industry of 2%-4% unit volume annually (including 3.7% decline in most recent year)
– Intensifying risks to the core paper greeting cards industry posed by transition to the use of social media, decrease in number of specialty retailers and growing proportion of value channel sales
– Material costs associated with investments in online/digital social expression products with uncertain return
– Increasing concentration of retailers exacerbates pressure on commercial terms
– The Company will continue to support investment in the value channel as a source of potential unit growth, despite negative implications on margins
• Alternatives evaluated, such as a substantial special dividend or leveraged recapitalization transaction, would reduce the Company’s flexibility and jeopardize the equity value of the Company
• Substantial investments required over the next several years (restructuring Clinton
Cards, modernization of IT systems, new or significant rehabilitation of headquarters)
will adversely affect earnings and cash flow
• These factors, taken collectively, evidence significant challenges facing the Company were it to remain public, and support the recommendation to deliver certain value to shareholders

1. Transaction Summary 2. Strategic Rationale 3. Process 4. Valuation 17 * * * * *

Process
Executive Summary
• Fully independent Special Committee advised by nationally recognized independent advisors
• Financial advisor’s fees not conditioned on rendering a favorable opinion as to the transaction
• Special Committee empowered to consider/pursue alternatives and to reject any proposed transaction
• The Family did not participate in any board deliberations concerning the proposal
• Transaction conditioned on “majority of the minority” vote
• Standstill after public announcement of Family proposal to ensure negotiating leverage and adequate time for a third party to express interest (no such interest was expressed)
• Special Committee negotiated a substantial increase in Family’s offer price
• Special Committee continued to evaluate the Company after the March 28, 2013 agreement was reached, and extracted additional value for shareholders

Experienced / Independent Special Committee
and Independent Advisors

The Special Committee:
• Dr. Scott S. Cowen: President of Tulane
University,
former Dean of Case
Western Reserve University, former Chairman of Special
Committee for Jo-Ann Stores’ going-private LBO
• Jeffrey D. Dunn:               Former President and Chief Executive Officer and director of
HIT Entertainment Limited
• William E. MacDonald, III: Former Vice Chairman of National City Corporation
• Michael J. Merriman, Jr.: Former CEO of Lamson & Sessions Corporation
Advisors to the Special Committee:
• Peter J. Solomon Company, financial advisor
• Sullivan & Cromwell, legal advisor

Key Process and Proposal Highlights
• American Greetings was founded by Jacob Sapirstein in 1906, and has remained controlled by descendants of Jacob Sapirstein (now the Weiss Family) throughout the
Company’s existence
• A/B voting structure in existence since 1955; public shareholders invested knowingly into
Family-controlled company with an A/B voting structure
• During the six-month public process, prospective parties interested in contacting the
Special Committee or PJSC were able to do so
– On 10/19/12, the Company issued a press release stating that the Special
Committee was authorized to review and evaluate other options, signaling openness to third-party approaches
– No third party expressed interest in acquiring or entering into any other transaction with the Company during that six-month period (or to date)
– A standstill provision prohibited the Family from pursuing a bid (or taking certain other related actions) without the consent of the Special Committee
• Record reflects extensive negotiation by the Special Committee
• The Family did not participate in any deliberations of American Greetings’ Board of
Directors regarding the proposal
• Special Committee actively controlled Family access to company management

Robust Special Committee Process
• Board of Directors delegated to the Special Committee the exclusive power and authority to recommend what action, if any, should be taken with respect to the Family’s proposal
– The Committee could have just said no, or approved a financial alternative
• Counsel for Special Committee and Family negotiated confidentiality agreement with standstill
– Contained 22-week standstill provision that limited the ability of the Family to make a proposal directly to the Company’s shareholders or to purchase shares
– Special Committee also obtained a 12-month standstill from the Family’s potential financing sources, effectively limiting the ability of the Family to acquire the Company without Special Committee approval
• Special Committee of four independent directors also empowered to consider and recommend that the Board take action with respect to strategic alternatives, including the ability to reject the Family’s proposal and remain a public company or pursue a financial alternative
• The Special Committee met 27 times between its formation and original announcement of the transaction and evaluated alternatives, including:
– Continuing as a stand-alone public company
– Undertaking a recapitalization (including share repurchases and/or dividends)
– Sale of Company to the Family
• The Special Committee met an additional seven times between the original announcement of the transaction and the announcement of the amendment to the merger agreement

Robust Special Committee Process (cont’d)
• The Board fully considered and adopted the Special Committee’s recommendation in making its decision to unanimously recommend the transaction to the shareholders
• The Special Committee demanded and secured “Majority of the Minority” shareholder approval requirement; shares beneficially owned by directors, officers and the Family not counted in Majority of Minority vote
– Negates voting interest of Family and other officers and directors
– Remaining Class B shares receive only one vote
– Enables public shareholders to determine whether transaction will occur
• The Special Committee continued to evaluate the Company after the original merger agreement was signed, and demanded and secured an enhancement in the per share merger consideration
– The Family Shareholders believe that the financial developments during the
Company’s first fiscal quarter of 2014 were neither material nor reflective of any fundamental improvement in the trajectory of American Greetings’ business;
nevertheless, the Special Committee was able to extract an additional 4.4% premium
($0.80 per share) for the public shareholders

Arm’s-Length Legal Negotiations
• On behalf of the Family, Jones Day delivered the first draft of the Merger Agreement on
January 19, 2013, and the agreement was negotiated by Jones Day and Sullivan &
Cromwell until March 29, 2013.  As compared to Jones Day’s initial draft of the agreement, the final version reflects several key concessions secured by the Special
Committee, including:
– The Majority of the Minority shareholder vote
– A $7.3 million joint and several guaranty from the Family with respect to the obligations of the purchasing entities
– The Special Committee's ability to change its recommendation due to an intervening event affecting AG’s prospects as a publicly traded company
– The obligation of the Family Shareholders to deliver a fully executed preferred stock purchase agreement for the preferred equity concurrently with the execution of the Merger Agreement, as opposed to simply providing a commitment letter
– More favorable language on customarily negotiated items such as representations, warranties, covenants and other provisions affecting closing certainty
– The cancellation, without consideration, of the various equity awards held by the Family
Shareholders with an aggregate value of over $9.3 million

1. Transaction Summary 2. Strategic Rationale 3. Process 4. Valuation 24 * * * * *

Valuation
Valuation Overview
• Special Committee believes that the $19.00 per share consideration (reached after prolonged negotiations) represents the highest per share consideration it could obtain from the Family
• $19.00 proposal represents a 32.5% premium to the 9/25/12 unaffected closing price prior to the Family’s initial proposal
• Company’s financial results in recent years have been significantly affected by non-
recurring, one-time and other special items
– ~40% of FY2013E Adjusted EBIT was related to one-time adjustments
– Makes it difficult to identify clear trends in the Company’s business and the
Company’s likely future financial performance
– Results in inconsistent cash flows
– Company’s EBIT has consistently underperformed relative to strategic plans, raising concerns about certainty of future EBIT forecasts

$12.50
$15.25
$13.00
$16.00
$16.75
$17.00
$19.50
$25.00
$22.50
$23.25
$25.50
$23.00
$10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 $27.50
52-Week Trading Range Prior
to 9/25/13 Offer
Comparable Companies
Precedent Transactions
Present Value of Future Share
Price (a)
Sum of the Parts
DCF

(a) Includes present value of future quarterly dividend payments of $0.15 per share.
Valuation Analysis Summary
1/17/13
Offer
Unaffected Share
9/25/12
$14.34
$17.18
9/25/12
Initial Offer
3/28/13
Offer
$18.20
7/1/13
Offer
$19.00

Compelling Offer to Shareholders
• Attractive Premium
– 32.5% premium to unaffected share price prior to Family’s initial proposal (9/25/12)
– 33.1% premium to 45 trading day average prior to Family’s initial proposal
– 18.0% premium to closing stock price prior to announcement of original definitive merger agreement (3/28/13)
– 4.4% premium to the price per share contained in the original March 29, 2013 merger agreement
• Premium Multiple
– 4.0x FY13E EBITDA based on Management Treasury Model dated 11/30/12 with certain adjustments based on Management guidance
• Represents a 29.3% premium  to the average LTM EBITDA multiple over American Greetings’
prior year average LTM EBITDA multiple
• More favorable to the Company’s shareholders than the status quo or other strategic and financial alternatives given the operational and/or financial risks associated with the status quo or other alternatives
• $19.00 per share compared to valuation methodologies
– Discounted cash flow:  $17.00 to $23.00
– Selected public company analysis:  $15.25 to $25.00
– Precedent transactions:  $13.00 to $22.50
– Present value of future share price:  $16.00 to $23.25
– Sum of the parts:  $16.75 to $25.50
• Company shares have not historically correlated with broader equity markets and it cannot be assumed that  recent positive trends in overall market conditions would similarly affect the Company’s shares in absence of an offer

Note: American Greetings has no substantially similar
publicly traded comparable companies

Premium Valuation Achieved

$14.34
$17.18
$17.50
$18.20
$19.00
10.00
12.00
14.00
16.00
18.00
$20.00
$14.34
$17.18
$17.50
$18.20
$19.00
10.00
12.00
14.00
16.00
18.00
$20.00
8.6% premium to
Revised
Proposal on 1/17
(a) Revised Proposal  on 1/17/13 would eliminate regular quarterly dividends of $0.15  per share.
(b) Revised Proposal on 3/28/13 also includes one regular quarterly dividend of $0.15 per share payable July 2013 (not included above).
Unaffected
Share Price
Initial
Proposal
On 9/25/12
Revised
Proposal on
1/17/13 (a)
Revised
Proposal on
3/28/13 (b)
10.6%
premium to
Initial Proposal
32.5%
premium to
unaffected
share price
Premium to Unaffected Trading Price and Earlier Proposals by the Family
Final Offer
4.4% premium to
Revised Proposal
on 3/28

Premium Valuation Achieved

$12.50 $14.25 $14.34 $16.10 $18.20 $19.00
10.00
12.00
14.00
16.00
18.00
$20.00
Unaffected
Share Price
18%
premium to
prior day
closing
stock price
(a) Revised Proposal on 3/28/13 also includes one regular quarterly dividend of $0.15 per share payable July 2013 (not included above).
52-Week
Low Prior to
Initial
Proposal
Closing
Stock Price
on 3/28/13
32.5%
premium to
unaffected
share price
33.3%
premium to 30
calendar days
prior to Initial
Proposal
30 Calendar
Days Prior
to Initial
Proposal
52.0%
premium to
52-week low
prior to Initial
Proposal
Revised
Proposal on
3/28/13 (a)
Premium to Various Historical Stock Prices
Final Offer
4.4% premium to
Revised Proposal
on 3/28

6.0 x
5.0 x
4.0 x
3.0 x
2.0 x
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
1-Year Average 3.9x
2-Year Average 3.5x
3 and 12-Month Average 3.1x
6-Month Average 3.0x
LTM EBITDA decreased 7% from Q2 to Q3
Net Debt decreased $93.2mm from Q3 to Q4
7/2/13
Multiple Per CapIQ: 4.7x(a)
Actual Multiple: 4.0x(b)
1/17/13 Offer
3/28/13 Offer
7/1/13 Offer

Offer Represents Significant Premium
Source: Capital IQ. Capital IQ calculation of enterprise value does not include restricted stock units or performance shares and may have different adjustments for EBITDA than those used in other analyses in this presentation. Data as of 7/2/13.
(a) CapIQ calculates LTM EV/EBITDA multiple using EBITDA of $150.1mm for period ended 2/28/13 compared to adjusted EBITDA of $212.3mm for same period with adjustments per Management guidance.
(b)Current multiple assumes LTM EBITDA of $212.3mm and net debt of $200.3mm for the period ended 2/28/13 based on Company’s Form 10-K dated 5/9/13, with certain adjustments to EBITDA based on Management guidance. Current multiple calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance.

EV / LTM EBITDA – 2 years prior to Initial Proposal

50%
75%
100%
125%
150%
175%
200%
Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12
American Greetings S&P 400 Consumer Discretionary
0%
25%
50%
75%
100%
125%
150%
Sep-07 Sep-08 Sep-09 Sep-10 Sep-11 Sep-12
American Greetings S&P 400 Consumer Discretionary
0%
50%
100%
150%
200%
250%
300%
Sep-97 Sep-00 Sep-03 Sep-06 Sep-09 Sep-12
American Greetings S&P 400 Consumer Discretionary
0%
50%
100%
150%
200%
250%
Sep-02 Sep-04 Sep-06 Sep-08 Sep-10 Sep-12
American Greetings S&P 400 Consumer Discretionary
10-Year Relative Stock Chart 15-Year Relative Stock Chart
5-Year Relative Stock Chart
Comparative Stock Price Performance
3-Year Relative Stock Chart
Source: Capital IQ.

• While the broader market has provided significant returns on equity investments over time, American
Greetings has significantly underperformed and, in most periods, has not provided positive return
• Furthermore, in all observed time periods, American Greetings has demonstrated a lack of correlation with the broader consumer discretionary market
41.9%
253.9%
87.4%
223.6%
55.0%
134.0%
75.6%
168.1%
(Period ending September 25, 2012)
R : 0.213 R : 0.292
R : 0.322 R : 0.068 2
2
2 2

0.172
0.026 0.029
0.021
0.106
0.016
0.126
0.012
0.022
0.051
0.033
0.084
0.097
0.076
0.288
0.304
0.155
0.178
0.202
0.217
0.144
0.098
0.212
0.088
0.138
0.076
0.176
0.070
--
0.100
0.200
0.300
0.400
0.500
0.600
0.700
0.800
0.900
1.000
BTH CSS SCHL MDP ICON CHKE FLWS SFLY RRD QUAD HGG GME BBY BKS
Low Trading Price Correlation to Comparables
Source: Bloomberg. R-squared is calculated as the weekly correlation between week over week change of the stock and American Greetings.

• In addition to the lack of correlation between AG’s stock price and the S&P 400 Consumer
Discretionary Index, movement in AG’s stock price has a very low correlation with the selected comparable public companies
– While we believe the selected group of comparable companies is as similar as possible to AG, there simply are not substantially similar comparable companies in the public market
1-Year (9/26/11 - 9/25/12) 5-Year (9/25/07 - 9/25/12)

Short Interest
• Prior to the announcement of the Family’s initial proposal, approximately 44% of AG’s float was short
• Similarly high short interest likely to return if transaction not consummated
AG Short Interest as Percent of Float – May 2012 to June 2013

Source: Short interest data from NYSE; float number from FactSet

A Leveraged Recap is Not a Viable Alternative
• The Special Committee, after careful consideration, concluded that a leveraged recapitalization was not likely to lead to superior value.
– Substantially greater debt levels would significantly increase AG’s business risks by reducing (1) the Company’s flexibility, (2) its ability to respond to adverse business developments, and (3) its ability to fund necessary deferred capital expenditures—all of which is likely to jeopardize the equity value of the Company
– The common equity of a recapitalized, more indebted Company might trade at lower multiples of EBITDA than it has traded in the recent past
– The Company’s resulting small equity capitalization could impair the liquidity and trading value of the Company’s publicly held Class A common shares
– The potential economic benefits of such a dividend/recapitalization transaction are not likely to provide a value superior to the $19.00 per share merger consideration and the risks to realizing any superior value are considerable
– AG’s track record of substantial capital return to shareholders has not been correlated with creation of value in the stock price (over $1bn returned since FY2005; stock price down
35%); there is no reason to believe that markets would react differently to further capital return
– It is likely that the very high level of short interest in AG (44% of share float prior to the
Family’s offer) would return
• A leveraged recapitalization would not address the basic challenges of reshaping our business for the future as a public company

Future Stock Price Analysis Based on Illustrative
Levered Recap
Source: Share count for LTM based on diluted shares outstanding as of 5/31/13 per Management; FY14-FY18 based on diluted shares outstanding from Updated Management Treasury Model dated 6/23/13.
(Amounts in Millions, Except Per Share Data)
Fiscal Year
LTM 2014E 2015E 2016E 2017E 2018E
Adjusted EBITDA (c) $216.9 $218.8 $230.9 $238.7 $245.5
% Growth 4.4% (1.2%) 5.5% 3.4% 2.8%
Net Debt 461.6 475.5 423.6 391.1 268.4 116.0
Total Debt / EBITDA 2.4 x 2.1 x 1.9 x 1.7 x 1.1 x 0.5 x
Adj. EBITDA Stock Price at End of Fiscal Year
Multiple LTM 2014E 2015E 2016E 2017E 2018E
Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples: 3.4 x $8.32 $8.42 $9.58 $11.60 $15.76 $20.56
3.6 9.63 9.77 10.88 12.96 17.15 21.96
3.8 10.94 11.11 12.19 14.32 18.53 23.37
4.0 12.24 12.46 13.50 15.68 19.92 24.77
4.2 13.55 13.80 14.81 17.04 21.30 26.18
4.4 14.86 15.14 16.12 18.40 22.69 27.58
4.6 16.17 16.49 17.42 19.76 24.07 28.98
4.8 17.48 17.83 18.73 21.11 25.46 30.39
Present Value at May 31, 2013
Present Value of Stock Price Assuming 13.5% Cost of Equity: 3.4 x $8.32 $7.66 $7.67 $8.19 $9.81 $11.27
3.6 9.63 8.88 8.72 9.15 10.67 12.04
3.8 10.94 10.11 9.77 10.11 11.53 12.81
4.0 12.24 11.33 10.82 11.07 12.39 13.58
4.2 13.55 12.55 11.87 12.03 13.25 14.35
4.4 14.86 13.77 12.92 12.99 14.12 15.12
4.6 16.17 15.00 13.96 13.95 14.98 15.89
4.8 17.48 16.22 15.01 14.91 15.84 16.66
Present Value at May 31, 2013
Total Shareholder Value Including Present Value of Stock Price and 3.4 x $16.32 $15.66 $15.68 $16.19 $17.81 $19.27
$8.00 Dividend, Assuming 13.5% Cost of Equity: 3.6 17.63 16.89 16.72 17.15 18.67 20.04
Assuming 100.0% Cost of Equity: 3.8 18.94 18.11 17.77 18.11 19.53 20.81
4.0 20.25 19.33 18.82 19.07 20.39 21.58
$221.5(d)
4.2 21.55 20.55 19.87 20.03 21.25 22.35
4.4 22.86 21.78 20.92 20.99 22.12 23.12
4.6 24.17 23.00 21.96 21.95 22.98 23.89
4.8 25.48 24.22 23.01 22.91 23.84 24.66
• Assumes an $8.00 dividend is paid on 5/31/13,
(a)
using incremental borrowing of $265 million, resulting in 2.4x
Debt / LTM EBITDA
• Assumes no make-whole payment on existing 7.375% Senior Notes
(b)
• Assumes suspension of regular $0.15 / quarter dividend
(a) Assumes $265mm of incremental leverage using Term Loan B at L + 450bps with 125bps floor (2.4x Total Debt / LTM EBITDA).
(b) Does not factor in potential consent fees or changes to interest rate.
(c) Source: LTM EBITDA as of 5/31/13 per Management on 6/25/13, with certain adjustments, including normalizing for 365-day period, based on Management guidance. FY2014-FY2018 per Updated Management Treasury
Model dated 6/26/13, with certain adjustments to FY2014E EBITDA based on Management guidance.
(d) FY2014E Adjusted EBITDA includes $8.0 million of additional adjustments made in connection with the analyses performed by the Special Committee and its advisors

Pro Forma Effect of Special Dividend
Mkt Cap Post Dividend
Stock Price Post Dividend
Proforma 5/31/13 Stock
Price Plus Dividend
(Amounts in Millions, Except Per Share Data)
Special
Dividend Total $ Pro Forma
EV / Adj. LTM EBITDA Multiple (a)
Per Share Distributed Debt / EBITDA 3.4 x 3.6 x 3.8 x 4.0 x 4.2 x 4.4 x 4.6 x 4.8 x
$16.32 $17.63 $18.94 $20.25 $21.55 $22.86 $24.17 $25.48
$2.00 $66.3
1.5 x $474.9 $518.2 $561.6 $605.0 $648.4 $691.7 $735.1 $778.5
$14.32 $15.63 $16.94 $18.25 $19.55 $20.86 $22.17 $23.48
$4.00 132.6
1.8 x $408.5 $451.9 $495.3 $538.7 $582.1 $625.4 $668.8 $712.2
$12.32 $13.63 $14.94 $16.25 $17.55 $18.86 $20.17 $21.48
$6.00 199.0
2.1 x $342.2 $385.6 $429.0 $472.4 $515.7 $559.1 $602.5 $645.9
$10.32 $11.63 $12.94 $14.25 $15.55 $16.86 $18.17 $19.48
$8.00 265.3
2.4 x $275.9 $319.3 $362.6 $406.0 $449.4 $492.8 $536.2 $579.5
$8.32 $9.63 $10.94 $12.24 $13.55 $14.86 $16.17 $17.48
$10.00 331.6
2.7 x $209.6 $253.0 $296.3 $339.7 $383.1 $426.5 $469.9 $513.2
$6.32 $7.63 $8.94 $10.25 $11.55 $12.86 $14.17 $15.48
Source: Share count based on diluted shares outstanding as of 5/31/13 per Management guidance.
Calendar Days
Prior to Initial Offer Mean Median
30 Days 3.2 x 3.2 x
60 Days 3.1 x 3.1 x
90 Days 3.1 x 3.1 x
6 Months 3.0 x 3.0 x
12 Months 3.1 x 3.1 x
18 Months 3.4 x 3.3 x
24 Months 3.5 x 3.5 x
• In the 24 months preceding the Family’s initial offer, the average EV/Adjusted LTM
EBITDA multiple was 3.5x
EV / LTM EBITDA – 2 years prior to Initial Proposal
Note: Market capitalization calculated using the enterprise value based on LTM EBITDA of $216.9mm multiplied by the adjusted LTM EBITDA multiple, less net debt of $196.3mm as of 5/31/13, per Management on 6/25/13, less cash used to issue dividends.
(a)    Source: LTM EBITDA as of 5/31/13 from Management, with certain adjustments, including normalizing for 365-day period, based on Management guidance.

Conclusion
• Growth in the paper greeting card space has been negative and this trend is likely to continue
– Growth in electronic channels may increase rapidly
• American Greetings is at an inflection point; capital will be dramatically redirected
– Capital must be redirected from a focus on returning capital to shareholders to investments in the core business including information technology and the electronic channel of distribution
– AG’s normal capital expenditures are approximately $50 million per year.  In light of the conditions faced by the Company, up to $446 million (over 1.75x historical patterns) is estimated to be required over the next five years for:
• Deferred expenditures in information systems technology;
• Substantial rehabilitation of the current headquarters or investment in a new headquarters (current facility ~60 years old);
• Investment in emerging channels of distribution for social expressions products
(through Cardstore or other emerging channels of distribution)
– A substantial portion of this required capex is not growth-focused, but rather is deferred maintenance necessary to support the Company’s core business in the declining paper greeting card industry
– The proposed transaction transfers all business risk to the Family, giving public shareholders certainty of cash at a significant premium

Conclusion (cont’d)
• A premium cash offer at a time when industry trends show declining sales
– Significant premium above stock’s trading levels over the months leading up to announcement and premium multiple
• More favorable to the Company’s shareholders than the status quo or other strategic and financial alternatives available
• No third party has provided any indication of interest in pursuing a transaction involving the Company
• The proposal is the culmination of a process that ultimately leaves shareholders with the decision:
– The merger agreement must be approved by a “Majority of the Minority” vote

$19.00 per share in cash is fair to and in the best interests of the Company and its unaffiliated shareholders based on:

Appendix • Chronology of Negotiation Process • Special Committee Qualifications • Forward-Looking Statements • Additional Information and Where to Find It • Participants in the Solicitation 39

12/7/12 • Special Committee told the Family that it would only negotiate if and when the Family presented a firmer and more detailed financing structure
• Special Committee communicated to the Family the possibility of pursuing alternative transactions (e.g., recapitalization) to enhance value
• Special Committee also communicated to the Family that it sought a bid in the $20’s
Chronology of Special Committee’s Efforts to
Maximize Shareholder Value
• Family submitted Initial Proposal of $17.18 to acquire all Class A and Class
B common shares not owned by the Family

9/25/12
9/30/12 • Special Committee formed by the Company’s Board of Directors
10/7/12 - 10/14/12 • Special Committee appointed Sullivan & Cromwell as its legal advisor and
Peter J. Solomon Company as its financial advisor

Chronology of Special Committee’s Efforts to
Maximize Shareholder Value (cont’d)
• Special Committee, upon review of 1/17/13 Revised Proposal, informed the
Family that the updated proposal remained insufficient
– Special Committee also emphasized that any proposal must include quarterly dividends, reverse break-fees and majority of minority shareholder approval condition

1/30/13
1/17/13 • Family sent a letter to the Special Committee increasing its merger price to
$17.50
– Draft merger agreement included suspension of $0.15 quarterly dividends
• Dr. Cowen and Zev Weiss met to discuss price; Mr. Weiss indicated that the
Family may be willing to consider $18.00 per share plus regular quarterly dividend, but no such proposal was made
– Dr. Cowen stated that he did not believe that price would be acceptable to the Special Committee
2/27/13
12/19/12 • Zev Weiss stated that the Family had significant concerns about obtaining financing on terms acceptable to them that would support the proposed
$17.18 per share price

Chronology of Special Committee’s Efforts to
Maximize Shareholder Value (cont’d)
• Special Committee and representatives of Sullivan & Cromwell and
PJSC negotiated price and transaction agreements with the Family and its advisors
• Zev Weiss indicated that the Family had no ability and no intention to pay more than $18.00 per share, plus regular quarterly dividends
• Dr. Cowen, on behalf of the Special Committee, indicated that the Special
Committee’s desired that shareholders receive $18.75 per share plus ordinary course dividends
• Zev Weiss indicated the Family could pay $18.25 per share with no dividend
• Dr. Cowen communicated a proposal of $18.20 plus one quarterly dividend, which was accepted by the Family

3/2/13 - 3/28/13
• Parties executed the merger agreement and related agreements 3/29/13

Chronology of Special Committee’s Efforts to
Maximize Shareholder Value (cont’d)
• Zev Weiss indicated that the Family would be willing to consider raising the price to $19.00 per share, with an increase in the cap on expenses payable to the Family if the merger were not approved by shareholders

6/23/13 • Dr. Cowen, on behalf of the Special Committee, communicated to Zev
Weiss that the Special Committee had received new financial information pertaining to AG’s operating results, and was therefore revisiting its recommendation of the deal at $18.20 per share
– The Special Committee did not make any decision to modify or withdraw its recommendation
– Mr. Weiss communicates to Dr. Cowen that the financial
improvements cited by the Special Committee were neither material nor reflective of any fundamental improvement in the trajectory of
AG’s business
6/26/13

Chronology of Special Committee’s Efforts to
Maximize Shareholder Value (cont’d)
• The Family obtained all required consents from financing sources to raise offer price
• The Family delivered a letter to the Special Committee offer to $19.00 per share, with an increase in the cap on payable expenses

6/27/13
• Dr. Cowen, on behalf of the Special Committee, reiterated the Special
Committee’s position of $19.50 per share
• Zev Weiss reiterated that the Family would not pay additional consideration above $19.00 per share, but indicated that it would be willing to keep the payable expenses cap unchanged from the original maximum amount, if the Special
Committee agreed to consider in its sole discretion expense reimbursements in excess of that amount for documented expenses
7/1/13
• Dr.
Cowen,
on behalf of the Special Committee, communicated to Zev Weiss that the Special Committee would be willing to recommend a price increase to
$19.50 per share and a reciprocal, proportionate increase in the amount of the expense reimbursement cap
– Zev Weiss indicated that the Family would not be supportive of an increase to $19.50
7/2/13

Chronology of Special Committee’s Efforts to
Maximize Shareholder Value (cont’d)

7/3/13 • PJSC gave the Special Committee an oral fairness opinion
(subsequently confirmed in writing) as to the price of $19.00 per share, and the Special Committee accepted the Family’s proposal
(including the unchanged expense reimbursement cap with excess amounts reimbursed at the Special Committee’s sole discretion)
• Parties executed the amendment to the merger agreement

Special Committee Qualifications
• Dr. Scott S. Cowen – Dr. Cowen has been a director since 1989. Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics,
Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as
Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of
Management at Case Western Reserve University. Dr. Cowen has served as a director of Forest City Enterprises, Inc. since 1989 and Newell Rubbermaid Inc. (a publicly-held consumer home products company) since 1999. He was a director of Jo-Ann Stores, Inc.
(a publicly-held specialty store retailer) from 1987 until its sale in 2011. Dr. Cowen has been a member of the Board of Overseers of TIAA-CREF (a private financial services company) since 2010. Dr. Cowen participates as a board member of a number of civic organizations, including as Chair of the Southeast Louisiana Regional Airport Authority,
and as a member of the New Orleans Business Council, New Orleans Public Belt
Railroad and Greater New Orleans Inc.

Special Committee Qualifications (cont’d)
• William E. MacDonald, III – Mr. MacDonald has been a director since 2007. Mr.
MacDonald was Vice Chairman and member of the Office of the Chairman of National
City Corporation from 2001 until his retirement in 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 30 years including
Senior Executive Vice President of National City Corporation and President and Chief
Executive Officer of National City’s Ohio Bank. Mr. MacDonald has served as a director of Lincoln Electric Holdings, Inc. (a publicly-held manufacturer and reseller of welding and cutting products) since 2007. He was a director of The Lamson & Sessions Co. (a publicly-held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes) from 2006 to 2007 and MTC Technologies, Inc. (a publicly-held provider of technical and professional services and equipment integration for the U.S. military and intelligence agencies) from 2002 to 2007, when in each case the boards were dismantled as a result of divestiture. Mr. MacDonald has served as a director of Segmint Inc. (a privately held technology-based company helping financial institutions and their marketing partners build digital customer relationships) since 2008. Mr. MacDonald participates as a board member of a number of civic, health care and other non-profit organizations including The Cleveland Clinic Foundation and is Trustee Emeritus of The
Diversity Center and WVIZ/PBS and 90.3 Ideastream.

Special Committee Qualifications (cont’d)
• Jeffrey D. Dunn – Mr. Dunn has been a director since 2007. Mr. Dunn served as president and chief executive officer and was a director of HIT Entertainment Limited (a children’s entertainment company), from 2008 until the company was sold in February
2012. Before that, Mr. Dunn was a private investor, and was employed by MTV Networks
(an entertainment company and a division of Viacom, Inc., a publicly-held company) as
Chief Operating Officer of the Nickelodeon Networks Group and the President of
Nickelodeon Film Enterprises from 1993 to 2006. Prior to that time, Mr. Dunn was employed as Director of Marketing, Arthur D. Little (a publicly-held management consulting firm), from 1991 to 1993, Director of Marketing, Bank of Boston (a Boston,
Massachusetts banking institution) from 1986 to 1991, and Associate International
Director, Time Magazine (a weekly news magazine) and General Manager, Discover
Magazine (monthly general science magazine) from 1977 to 1986.

Special Committee Qualifications (cont’d)
• Michael J. Merriman, Jr. – Mr. Merriman has been a director since 2006. Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC (a private equity firm) since 2008. From 2006 until its sale in 2007, Mr. Merriman served as Chief
Executive Officer of The Lamson & Sessions Co. Prior to joining Lamson & Sessions, Mr.
Merriman served as the Senior Vice President and Chief Financial Officer of American
Greetings from 2005 until 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until 2004, was its Chief Financial Officer from 1992 to
1995, and served on the board of directors from 1993 to 2004. Mr. Merriman served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) from 2004 until its sale in 2011. Mr. Merriman has served as a director of
Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008;
OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008; and Regis Corporation (a publicly-held operator of beauty salons in North America and Europe, including
Supercuts, Smart Style Salons in Wal-Mart stores and Regis Salons in malls) since 2011.
Mr. Merriman is also a director of Boys Hope Girls Hope of Northeast Ohio, True Hero,
Inc. and John Carroll University.

Forward-Looking Statements
• Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this communication, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-
looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Factors that may affect the business or financial results of the
Company are described in the risk factors included in the Company’s filings with the
SEC, including the Company’s 2013 Annual Report on Form 10-K. The Company
expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It
• In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on July 10, 2013.  The definitive proxy statement and a form of proxy card have been mailed to the Company's shareholders.  This investor presentation does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.
• Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the
Company’s filings with the SEC from the Company’s website at
http://investors.americangreetings.com or by directing a request to the Company’s
Corporate Secretary at our World Headquarters at One American Road, Cleveland, Ohio
44144-2398, or via email to investor.relations@amgreetings.com.

Participants in the Solicitation
• The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about certain of the Company’s executive officers and its directors in its Annual Report on Form 10-K for the fiscal year ended February 28, 2013.